Exhibit 99.15
FOR IMMEDIATE RELEASE

Johnson & Johnson Reports 2008 First-Quarter Results:

Sales of $16.2 Billion Increased 7.7% Versus a Year Ago; EPS was $1.26
Excluding 2007 Special Charges, 2008 First-Quarter EPS Increased 8.6%*

New Brunswick, NJ (April 15, 2008) – Johnson & Johnson today announced record sales of $16.2 billion for the first quarter of 2008, an increase of 7.7% as compared to the first quarter of 2007. Operational growth was 2.6% and currency contributed 5.1%. Domestic sales were up 2.8%, while international sales increased 13.7%, reflecting operational growth of 2.4% and a positive currency impact of 11.3%.

Net earnings and diluted earnings per share for the first quarter of 2008 were $3.6 billion and $1.26, respectively. The first quarter of 2007 included an after-tax in-process research and development charge of $807 million associated with the acquisition of Conor Medsystems, Inc. Excluding this charge, net earnings for the current quarter and diluted earnings per share represent increases of 6.4% and 8.6%, respectively, as compared to the same period in
2007. * The Company raised its earnings guidance for full-year 2008 to $4.40 - $4.45 per share, which does not include the impact of any in-process research and development charges or other special items.

“We achieved solid earnings in the first quarter which reflects our continued focus on profitable growth for Johnson & Johnson,” said William C. Weldon,
Chairman and Chief Executive Officer.  “Our strategy of being broadly based remains one of the keys to our consistent long-term performance."

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Worldwide Consumer sales of $4.1 billion for the first quarter represented a 16.2% increase over the prior year with operational growth of 9.9%
and a positive impact from currency of 6.3%. Domestic sales increased 11.7%, while international sales increased 20.2% (8.3% from operations and 11.9% from currency).

Sales results reflect the strong performance of the U.S. launch of ZYRTEC, an over-the-counter allergy treatment; LISTERINE antiseptic mouthrinse and whitening products; Baby Care products; and the skin care lines of NEUTROGENA, CLEAN & CLEAR, and AVEENO.

Worldwide Pharmaceutical sales of $6.4 billion for the first quarter represented an increase over the prior year of 3.3% with an operational decline of .6% and a positive impact from currency of 3.9%. Domestic sales increased ..9%, while international sales increased 7.9%, which reflected an operational decline of 3.1% and a positive currency impact of 11.0%.

Sales growth reflects the strong performance of REMICADE, a biologic approved for the treatment of a number of immune mediated inflammatory diseases; VELCADE, a treatment for multiple myeloma; RISPERDAL CONSTA outside the U.S., an antipsychotic medication;
and CONCERTA, a treatment for attention deficit hyperactivity disorder.

Growth was negatively impacted by lower sales of PROCRIT, a product for the treatment of anemia, due to a decline in the market. Generic competition in certain markets also impacted sales results for RISPERDAL Oral, an antipsychotic medication, and DURAGESIC, a transdermal patch for chronic pain. In addition, ACIPHEX/PARIET, a proton pump inhibitor for gastrointestinal disorders, was negatively impacted by generic launches of competitive products in this market.

During the quarter, the Company announced that it received an approvable letter from the U.S. Food and Drug Administration (FDA)
regarding its New Drug Application for ceftobiprole for the treatment of complicated skin and skin structure infections, including diabetic foot infections.

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The Company also submitted a New Drug Application to the FDA for tapentadol hydrochloride immediate release tablets, an investigational oral analgesic for the relief of moderate to severe acute pain. In addition, the Company submitted a Marketing Authorization Application to the European Medicines Agency requesting the approval of golimumab (CNTO 148) as a monthly subcutaneous treatment for adults with rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis.

Worldwide Medical Devices and Diagnostics sales of $5.7 billion for the first quarter represented a 7.2% increase over the prior year with operational growth of 1.4% and a positive impact from currency of 5.8%. Domestic sales increased .2%, while international sales increased
13.8% (2.6% from operations and 11.2% from currency).

Primary contributors to the operational growth included Vistakon’s disposable contact lenses; Ethicon Endo-Surgery’s minimally invasive products; LifeScan’s blood glucose monitoring and Animas’s insulin delivery products. Growth was negatively impacted by lower sales of drug-eluting stents in our Cordis franchise due to new competitive entries as well as a decline in the market versus the prior year.

During the quarter, the Company submitted a Premarket Approval application to the FDA for the SEDASYS System, the first computer-
assisted personalized sedation system.

About Johnson & Johnson

Caring for the world one person at a time inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 119,500 employees at more than 250
Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share excluding after-tax in-process research and development charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

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NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com.
A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm. The schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.  Additional information on
Johnson & Johnson can be found on the Company’s website at www.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2007. Copies of this
Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)